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                                                               EXHIBIT 24.1



CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in "Item 3., Incorporation of Documents by Reference", in the Registration Statement (Form S-8) and under the caption "Experts" in the related Plan Information Statement of Paine Webber Group Inc. for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our report dated Janaury 24, 1994, except for the note as to the subsequent event for which the date is February 3, 1994, with respect to the consolidated financial statements and schedules of Paine Webber Group Inc. included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.






New York, New York

May 5, 1994